PRICING SUPPLEMENT NO. 5
Dated March 1, 2002
To Prospectus Dated January 12, 2001 and
Prospectus Supplement Dated May 3, 2001

Filed under Rule 424(b)(2)
File No. 333-48922

CUSIP No.: 60406C AU1

MINNESOTA MINING AND MANUFACTURING COMPANY
$1,400,000,000 MEDIUM-TERM NOTES, SERIES C

Principal Amount:          $400,000,000

Interest Rate:             4.150%

Specified Currency:        U.S. Dollars

Issue Price:               99.937%

Agents' Discount:          0.189%

Net Proceeds to Company:   $398,992,000

Original Issue Date:       March 12, 2002

Stated Maturity Date:      June 30, 2005

Form:                      Book-Entry

Interest Payment Dates:    Each June 30 and December 30, commencing December 30,
                           2002

Regular Record Dates:      15th calendar day, whether or not a Business Day,
                           next preceding corresponding Interest Payment Date

Redemption:                The Notes are not redeemable prior to the Stated
                           Maturity Date

Agents: Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Warburg LLC, purchasing as principal

                           Principal Amount Allocation:

                           Goldman, Sachs & Co..................... $220,000,000
                           Merrill Lynch, Pierce, Fenner & Smith
                                       Incorporated................ $ 60,000,000
                           Morgan Stanley & Co. Incorporated....... $ 60,000,000
                           UBS Warburg LLC......................... $ 60,000,000


The Notes will be delivered against payment on March 12, 2002, which will be on the seventh business day following the date the Notes are priced. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on any of the next three succeeding business days will be required, by virtue of the fact that the Notes will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisers in this regard.


As of the date of this Pricing Supplement, the aggregate principal amount (or its equivalent in other currencies) of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $1,006,000,000.


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